AMENDMENT NO. 6
TO THE INVESTMENT ADVISORY AGREEMENT BETWEEN
HENDERSON GLOBAL FUNDS AND
HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC.

AMENDMENT NO. 6 (this “Amendment”), dated as of June 19, 2014, to the Investment Advisory Agreement, dated August 31, 2001, as amended (the “Advisory Agreement”), between HENDERSON GLOBAL FUNDS (hereinafter referred to as the “Trust”) and HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC. (hereinafter referred to as the “Adviser”) shall be effective as of the date first written above.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

W I T N E S S E T H:

WHEREAS, the Adviser has been retained by the Trust, a Delaware statutory trust, to provide investment advisory services to Henderson All Asset Fund, Henderson Dividend & Income Builder Fund, Henderson Emerging Markets Opportunities Fund, Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson Global Technology Fund, Henderson High Yield Opportunities Fund, Henderson International Opportunities Fund, Henderson Strategic Income Fund and Henderson Unconstrained Bond Fund, each a series of the Trust, pursuant to the Advisory Agreement;

WHEREAS, the Adviser has proposed certain changes to the advisory fee breakpoint schedule for each of Henderson European Focus Fund, Henderson Global Technology Fund and Henderson International Opportunities Fund which would have the effect of reducing the advisory fee paid by each such Fund to the Adviser, as presented to and discussed with the Board of Trustees of the Trust (the “Board”);

WHEREAS, the Adviser has represented to the Board that the proposed fee reductions will not decrease or modify the nature or level of services that the investment adviser provides to each of the applicable Funds under the Advisory Agreement;

WHEREAS, the parties now wish to amend the Advisory Agreement with respect to Paragraph 3 to implement changes to the advisory fee breakpoint schedule of each of Henderson European Focus Fund, Henderson Global Technology Fund and Henderson International Opportunities Fund, as approved by the Board, to be effective July 1, 2014;

WHEREAS, the Advisory Agreement terminates August 29, 2014, unless continued in the manner required by the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Board, at a meeting called for the purpose of considering the renewal of the Advisory Agreement, has approved the Advisory Agreement and its continuance until August 31, 2015, in the manner required by the 1940 Act; and

WHEREAS, capitalized terms used herein which are not defined herein and which are defined in the Advisory Agreement shall have the same meanings as therein defined.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound thereby, the parties hereto do hereby continue the Advisory Agreement in effect until August 31, 2015, and ratify and confirm the Advisory Agreement in all respects, subject to the following:

A. Paragraph 3 of the Advisory Agreement is amended and restated in its entirety as follows:

For the services provided and the expenses assumed under this Agreement, the Trust shall pay the Adviser a fee for each Portfolio at an annual rate of the Portfolio’s average daily net assets, computed daily and payable monthly, equal to:

Henderson All Asset Fund:
0.40% for all assets

Henderson Dividend & Income Builder Fund
0.75% for the first $1 billion;
0.65% on the next $1 billion;
0.55% for the balance thereafter.

Henderson Emerging Markets Opportunities Fund:
1.00% for the first $1 billion;
0.90% for the next $1 billion; and
0.85% for the balance thereafter

Henderson European Focus Fund:
1.00% for the first $500 million;
0.90% for the next $1 billion;
0.85% for the next $1 billion; and
0.80% for the balance thereafter

Henderson Global Equity Income Fund:
0.85% for the first $1 billion;
0.65% for the next $1 billion; and
0.60% for the balance thereafter

Henderson Global Technology Fund:
0.90% for the first $1 billion; and
0.80% for the balance thereafter

Henderson High Yield Opportunities Fund:
0.65% for the first $1 billion;
0.55% for the next $1 billion; and
0.50% for the balance thereafter

Henderson International Opportunities Fund:
1.00% for the first $2 billion;
0.90% for the next $1 billion;
0.80% for the next $1 billion; and
0.70% for the balance thereafter

Henderson Strategic Income Fund*:
0.55% for the first $1 billion;
0.50% for the next $500 million; and
0.45% for the balance thereafter

Henderson Unconstrained Bond Fund:
0.65% for the first $1 billion;
0.55% for the next $1 billion; and
0.50% for the balance thereafter

*The fee with respect to Henderson Strategic Income Fund is based upon the Fund’s average managed assets. Managed assets mean the total assets of the Fund (including any assets attributable to any leverage that may be outstanding) minus the sum of accrued liabilities (other than debt representing financial leverage).

B. This Amendment does not in any way limit the ability to add additional Portfolios to the Advisory Agreement pursuant to the provisions of Paragraph 2.

C. If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Advisory Agreement shall not be affected thereby.  Except to the extent governed by federal law including the 1940 Act, this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of law thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the day and year first above written.

HENDERSON GLOBAL FUNDS By: /s/ Christopher K. Yarbrough Name: Christopher K. Yarbrough Title: Secretary
HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC. By: /s/ James G. O’Brien Name: James G. O’Brien Title: Managing Director

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